Exhibit 10.2

[Pitney Bowes Letterhead]

July 28, 2025

Paul Evans

Address on file with Pitney Bowes Inc.

Dear Paul:

This additional letter between you and Pitney Bowes Inc. (the “Company”) confirms the treatment of your compensation in respect of your current service as a member of the Company’s Board of Directors (the “Board”), which is expected to terminate in connection with your appointment as the Company’s EVP, Chief Financial Officer and Treasurer (“CFO”).

The treatment of your director compensation will be as follows, subject to your appointment as CFO by Board, your commencement of employment as CFO on July 29, 2025 (the “Effective Date”), and approval of the following terms by the Executive Compensation Committee of the Board:

1.	Until the termination of your service as a member of the Board, your annual cash retainer will continue to be paid at the same time and in the same manner as to other members of the Board.

2.	The Restricted Stock Units granted to you in connection with your service as a member of the Board will vest and be settled on the Effective Date.

Sincerely,

PITNEY BOWES INC.

/s/ Kurt Wolf
Name: Kurt Wolf
Title: President & Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Paul Evans
Paul Evans

Dated: July 28, 2025